Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2022

Company to Host Quarterly Conference Call at 5:00 P.M. ET on March 2, 2023
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - March 2, 2023: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2022.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2022	2021	Change	2022	2021	Change
Gross premiums written	$229,239	$268,890	(14.7)%	$1,124,063	$1,329,445	(15.4)%
Gross premiums earned	$296,323	$341,886	(13.3)%	$1,223,183	$1,408,443	(13.2)%
Net premiums earned	$134,177	$145,081	(7.5)%	$462,626	$589,761	(21.6)%
Total revenues	$113,475	$154,544	(26.6)%	$455,422	$634,527	(28.2)%
Loss before income tax	$(294,616)	$(6,202)	NM	$(442,625)	$(83,857)	NM
Net loss attributable to UIHC	$(294,914)	$(2,316)	NM	$(467,999)	$(57,919)	NM
Net loss available to UIHC common stockholders per diluted share	$(6.84)	$(0.05)	NM	$(10.87)	$(1.35)	NM

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets and goodwill impairment (1)	$812	$811	0.1%	$16,817	$3,555	NM
Less: Net realized gains (losses) on investment portfolio	$(30,226)	$(2,349)	NM	$(32,082)	$3,567	NM
Less: Unrealized gains (losses) on equity securities	$3,285	$1,528	NM	$(6,585)	$3,237	NM
Less: Net tax impact (2)	$5,828	$343	NM	$11,652	$(682)	NM
Core loss (3) (4)	$(272,989)	$(1,027)	NM	$(424,167)	$(60,486)	NM
Core loss per diluted share (3) (4)	$(6.33)	$(0.02)	NM	$(9.85)	$(1.41)	NM

Book value per share				$(4.16)	$7.20	NM
NM = Not Meaningful
(1) For the year ended December 31, 2022, non-cash amortization of intangible assets includes $13.6 million related to the impairment of goodwill attributable to the Company's personal residential property and casualty insurance policies (personal lines) operating segment.
(2) In order to reconcile net loss to the core loss measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(3) For the three months and year ended December 31, 2022, core loss includes $71.0 million and $128.5 million, respectively, in tax expense related to the Company's recognition of a valuation allowance.
(4) Core loss, and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

"We are deeply disappointed with our fourth quarter results driven by Hurricane Ian loss development that ultimately exhausted the reinsurance available to our subsidiary, United Property & Casualty Insurance Company (UPC)," said Dan Peed, CEO. "Our immediate focus has shifted to providing the Florida Department of Financial Services the Company's full cooperation to complete the separation and run-off of UPC. We have a lot of work to do in this regard, but our team remains optimistic that our continuing operations led by our commercial lines business underwritten by American Coastal Insurance Company will return us to profitability in 2023."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss attributable to UIHC	$(294,914)	$(2,316)	$(467,999)	$(57,919)
Return on equity based on GAAP net loss attributable to UIHC (1)	NM	(2.7)%	NM	(16.9)%

Core loss	$(272,989)	$(1,027)	$(424,167)	$(60,486)
Core return on equity (1)(2)	NM	(1.2)%	NM	(17.6)%
NM = Not Meaningful
(1) Return on equity for the three months and year ended December 31, 2022 and 2021 is calculated on an annualized basis by dividing the net loss or core loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial residential property and casualty insurance policies (commercial lines) operating segments are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2022	2021	Change		2022	2021	Change
Consolidated
Loss ratio, net(1)	252.6%	58.9%	193.7	pts	137.8%	71.6%	66.2	pts
Expense ratio, net(2)(3)	56.2%	50.2%	6.0	pts	56.5%	48.7%	7.8	pts
Combined ratio (CR)(4)	308.8%	109.1%	199.7	pts	194.3%	120.3%	74.0	pts
Effect of current year catastrophe losses on CR	146.5%	8.6%	137.9	pts	61.2%	19.3%	41.9	pts
Effect of prior year unfavorable (favorable) development on CR	43.9%	(2.4)%	46.3	pts	24.3%	4.7%	19.6	pts
Underlying combined ratio(5)	118.4%	102.9%	15.5	pts	108.8%	96.3%	12.5	pts

Personal Lines
Loss ratio, net(1)	430.3%	71.2%	359.1	pts	225.9%	88.2%	137.7	pts
Expense ratio, net(2)(3)	69.4%	48.1%	21.3	pts	67.6%	46.2%	21.4	pts
Combined ratio (CR)(4)	499.7%	119.3%	380.4	pts	293.5%	134.4%	159.1	pts
Effect of current year catastrophe losses on CR	252.5%	11.5%	241.0	pts	98.4%	25.0%	73.4	pts
Effect of prior year unfavorable (favorable) development on CR	85.5%	(1.3)%	86.8	pts	49.5%	7.7%	41.8	pts
Underlying combined ratio(5)	161.7%	109.1%	52.6	pts	145.6%	101.7%	43.9	pts

Commercial Lines
Loss ratio, net(1)	49.0%	31.9%	17.1	pts	39.8%	31.6%	8.2	pts
Expense ratio, net(2)	40.5%	54.3%	(13.8)	pts	43.2%	53.5%	(10.3)	pts
Combined ratio (CR)(4)	89.5%	86.2%	3.3	pts	83.0%	85.1%	(2.1)	pts
Effect of current year catastrophe losses on CR	24.9%	2.2%	22.7	pts	19.8%	5.5%	14.3	pts
Effect of prior year favorable development on CR	(3.9)%	(4.9)%	1.0	pts	(3.6)%	(2.5)%	(1.1)	pts
Underlying combined ratio(5)	68.5%	88.9%	(20.4)	pts	66.8%	82.1%	(15.3)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Includes the impairment of goodwill, which had an impact of 2.9% on the company's consolidated expense ratios and a 5.6% impact on the company's personal lines expense ratios during the year ended December 31, 2022, respectively.
(4) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2022	2021	Change		2022	2021	Change
Loss and LAE	$338,977	$85,520	$253,457		$637,647	$422,134	$215,513
% of Gross earned premiums	114.4%	25.0%	89.4	pts	52.1%	30.0%	22.1	pts
% of Net earned premiums	252.6%	58.9%	193.7	pts	137.8%	71.6%	66.2	pts
Less:
Current year catastrophe losses	$196,581	$12,515	$184,066		$283,190	$113,740	$169,450
Prior year reserve unfavorable (favorable) development	58,876	(3,488)	62,364		112,636	27,856	84,780
Underlying loss and LAE (1)	$83,520	$76,493	$7,027		$241,821	$280,538	$(38,717)
% of Gross earned premiums	28.2%	22.4%	5.8	pts	19.8%	19.9%	(0.1)	pts
% of Net earned premiums	62.2%	52.7%	9.5	pts	52.3%	47.6%	4.7	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2022	2021	Change		2022	2021	Change
Policy acquisition costs	$60,285	$44,501	$15,784		$154,233	$173,574	$(19,341)
Operating and underwriting	8,750	14,124	(5,374)		43,632	56,257	(12,625)
General and administrative	6,427	14,278	(7,851)		63,317	57,212	6,105
Total Operating Expenses	$75,462	$72,903	$2,559		$261,182	$287,043	$(25,861)
% of Gross earned premiums	25.5%	21.3%	4.2	pts	21.4%	20.4%	1.0	pts
% of Net earned premiums	56.2%	50.2%	6.0	pts	56.5%	48.7%	7.8	pts

Exhibit 99.1

Quarterly Financial Results
Net loss attributable to the Company for the fourth quarter of 2022 was $294.9 million, or $6.84 per diluted share, compared to $2.3 million, or $0.05 per diluted share, for the fourth quarter of 2021. Drivers of the net loss during the fourth quarter of 2022 include decreased gross written premiums which were partially offset by a decline in ceded premiums earned, unfavorable development related to Hurricane Ian which exhausted the Company's personal lines reinsurance coverage for the event, unfavorable development on prior year losses, and impairment losses of $22.7 million realized on a portion of the fixed maturity portfolio attributable to the Company's personal lines operating segment. This was partially offset by income related to the sale of our remaining properties in 2022.

The Company's total gross written premium decreased by $39.7 million, or 14.7%, to $229.2 million for the fourth quarter of 2022, from $268.9 million for the fourth quarter of 2021. This decrease was driven primarily by the transition of the Southeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the second half of 2022. In addition, the Company experienced a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company throughout 2021 and 2022. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2022	2021	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$202,211	$190,220	$11,991	6.3%
Gulf	14,480	41,983	(27,503)	(65.5)
Northeast	11,705	19,741	(8,036)	(40.7)
Southeast	740	16,834	(16,094)	(95.6)
Total direct written premium by region	229,136	268,778	(39,642)	(14.7)
Assumed premium (2)	103	112	(9)	(8.0)
Total gross written premium by region	$229,239	$268,890	$(39,651)	(14.7)%

Gross Written Premium by Line of Business
Commercial property (3)	122,345	93,832	28,513	30.4
Personal property	106,894	175,058	(68,164)	(38.9)
Total gross written premium by line of business	$229,239	$268,890	$(39,651)	(14.7)%
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. The Company is no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, South Carolina as of June 1, 2022, Georgia as of October 1, 2022 and North Carolina as of December 1, 2022 as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.
(3) Commercial written premium for 2022 and 2021 was primarily written in Florida.

Loss and LAE increased by $253.5 million, or 296.5%, to $339.0 million for the fourth quarter of 2022, from $85.5 million for the fourth quarter of 2021. Loss and LAE expense as a percentage of net earned premiums increased 193.7 points to 252.6% for the fourth quarter of 2022, compared to 58.9% for the fourth quarter of 2021. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2022 would have been 28.2%, an increase of 5.8 points from 22.4% during the fourth quarter of 2021.

Policy acquisition costs increased by $15.8 million, or 35.5%, to $60.3 million for the fourth quarter of 2022, from $44.5 million for the fourth quarter of 2021, primarily due to the expensing of deferred costs attributable to our personal lines operating segment, which were determined to provide no additional economic benefit in the future. In addition, external management fees incurred increased related to the Company's increase in commercial lines gross written premium during the fourth quarter of 2022. Finally, ceding commission income decreased due to changes in the terms of the Company's quota share reinsurance agreements.

Operating and underwriting expenses decreased by $5.4 million, or 38.3%, to $8.8 million for the fourth quarter of 2022, from $14.1 million for the fourth quarter of 2021, primarily due to decreased investments in technology and decreased underwriting expenses as the result of the decrease in personal lines premiums described above.

Exhibit 99.1
General and administrative expenses decreased by $7.9 million, or 55.2%, to $6.4 million for the fourth quarter of 2022, from $14.3 million for the fourth quarter of 2021, driven by a decrease in salary related expenses attributable to a reduction in payroll taxes attributable to an employee retention tax credit refund for taxes previously paid and recognized as an expense by the company, as well as a reduction in headcount in 2022.

Personal Lines Operating Segment Highlights

Pre-tax losses attributable to the Company's personal lines operating segment totaled $306.0 million for the fourth quarter of 2022 compared to $11.8 million for the fourth quarter of 2021. Drivers of the quarter-over-quarter increase in pre-tax losses include: an increase in loss and LAE incurred of $237.2 million due to unfavorable development related to Hurricane Ian, which exhausted the Company's personal lines reinsurance coverage for the event and unfavorable development on prior year losses, decreased net premiums earned of $28.3 million driven by decreased gross written premiums as described above, and impairment losses realized of $22.7 million on a portion of the fixed maturity portfolio attributable to the Company's personal lines operating segment.

Quarter-over-quarter, policy acquisition costs increased $14.8 million, driven by the expensing of deferred costs determined to have no economic benefit in the future. This was partially offset by a $5.1 million decrease in operating expenses, as expenses correlated to the movement of premium decreased with the decline in personal lines gross written premium. In addition, general and administrative expenses decreased $7.9 million, which can be attributed to a reduction in payroll taxes attributable to an employee retention tax credit refund for taxes previously paid and recognized as an expense by the company, as well as a reduction in headcount in 2022.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $3.7 million for the fourth quarter of 2022 compared to $8.3 million for the fourth quarter of 2021. This decrease can be attributed to increased expenses of $17.1 million, driven by a $16.2 million increase in loss and LAE incurred due to unfavorable development related to Hurricane Ian.

This increased expense was partially offset by increased revenues of $12.5 million, driven by a $17.4 million increase in net premiums earned due to higher gross written premiums quarter-over-quarter as the Company transitions towards becoming a specialty commercial lines underwriter.

Year to Date Financial Results
Net loss attributable to the Company for the year ended December 31, 2022, was $468.0 million, or $10.87 per diluted share, compared to $57.9 million, or $1.35 per diluted share, for the year ended December 31, 2021. Drivers of the net loss during the 2022 include the impact of Hurricane Ian making landfall in Florida as a category four hurricane and exhausting the Company's personal lines reinsurance coverage for the event, decreased gross written premiums which were partially offset by a decline in ceded premiums earned, unfavorable prior year loss development during the year, an increase in our provision for income taxes from the recognition of a valuation allowance against our deferred tax asset, the impairment of goodwill attributable to the Company's personal lines operating segment, and impairment losses of $22.7 million realized on a portion of the fixed maturity portfolio attributable to the Company's personal lines operating segment. This was partially offset by lower policy acquisition costs and lower operating and underwriting costs during 2022.

The Company's total gross written premium decreased by $205.4 million, or 15.4%, to $1.1 billion for the year ended December 31, 2022, from $1.3 billion for the year ended December 31, 2021. This decrease was driven primarily by the transition of the Northeast business to Homeowners Choice Property & Casualty Insurance Company, Inc. (HCPCI) in the fourth quarter of 2021 and the first half of 2022, and the transition of the Southeast business to HCPCI in the second half of 2022. In addition, the Company experienced a decline in written premiums across the personal lines business, due to underwriting actions taken by the Company throughout 2021 and 2022. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

Exhibit 99.1

($ in thousands)	Year Ended December 31,
	2022	2021	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$885,202	$852,711	$32,491	3.8%
Gulf	162,786	225,013	(62,227)	(27.7)
Southeast	42,780	93,188	(50,408)	(54.1)
Northeast	32,769	158,217	(125,448)	(79.3)
Total direct written premium by region	1,123,537	1,329,129	(205,592)	(15.5)
Assumed premium (2)	526	316	210	66.5
Total gross written premium by region	$1,124,063	$1,329,445	$(205,382)	(15.4)%

Gross Written Premium by Line of Business
Personal property	$615,819	$907,207	$(291,388)	(32.1)%
Commercial property (3)	508,244	422,238	86,006	20.4
Total gross written premium by line of business	$1,124,063	$1,329,445	$(205,382)	(15.4)%
(1) "Gulf" is comprised of Louisiana and Texas; "Northeast" is comprised of Massachusetts, New Jersey and New York in 2022 and Connecticut, Massachusetts, New Jersey, New York and Rhode Island in 2021; and "Southeast" is comprised of Georgia, North Carolina and South Carolina. The Company is no longer writing in New Jersey as of January 15, 2022, Massachusetts as of April 1, 2022, South Carolina as of June 1, 2022, Georgia as of October 1, 2022 and North Carolina as of December 1, 2022 as the policies have transitioned to HCPCI.
(2) Assumed premium written for 2022 and 2021 primarily included commercial property business assumed from unaffiliated insurers.
(3) Commercial written premium for 2022 and 2021 was primarily written in Florida.

Loss and LAE increased by $215.5 million, or 51.1%, to $637.6 million for the year ended December 31, 2022, from $422.1 million for the year ended December 31, 2021. Loss and LAE expense as a percentage of net earned premiums increased 66.2 points to 137.8% for the year ended December 31, 2022, compared to 71.6% for the year ended December 31, 2021. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year ended December 31, 2022, would have been 19.8%, a decrease of 0.1 points from 19.9% for the year ended December 31, 2021.

Policy acquisition costs decreased by $19.4 million, or 11.2%, to $154.2 million for the year ended December 31, 2022, from $173.6 million for the year ended December 31, 2021, primarily due to a decrease in expenses such as premium taxes, policy administration fees and agent commissions, which fluctuate in conjunction with the year-over-year decrease in personal lines gross written premium. This was partially offset by increased external management fees incurred related to the Company's increased commercial lines gross written premium during the year ended December 31, 2022. In addition, ceding commission income decreased in 2022 due to changes in the terms of the Company's quota share reinsurance agreements.

Operating and underwriting expenses decreased by $12.6 million, or 22.4%, to $43.6 million for the year ended December 31, 2022, from $56.3 million for the year ended December 31, 2021, primarily due to decreased investments in technology and decreased underwriting expenses as the result of the decrease in personal lines premiums described above.

General and administrative expenses increased by $6.1 million, or 10.7%, to $63.3 million for the year ended December 31, 2022, from $57.2 million for the year ended December 31, 2021, driven by the impairment of goodwill attributable to the Company's personal lines operating segment. This was partially offset by a decrease in salary related expenses attributable to a reduction in payroll taxes attributable to an employee retention tax credit refund for taxes previously paid and recognized as an expense by the company, as well as a reduction in headcount in 2022.

Personal Lines Operating Segment Highlights

Pre-tax losses attributable to the Company's personal lines operating segment totaled $479.3 million for the year ended December 31, 2022, compared to $104.6 million for the year ended December 31, 2021. Drivers of the year-over-year increase in pre-tax losses include an increase in loss and LAE incurred of $183.1 million due to unfavorable development related to Hurricane Ian which exhausted the Company's personal lines reinsurance coverage for the event and unfavorable development on prior year losses, decreased net premiums earned of $172.8 million driven by decreased gross written premiums as described above, and impairment losses realized of

Exhibit 99.1
$22.7 million on a portion of the fixed maturity portfolio attributable to the Company's personal lines operating segment.

Year-over-year, policy acquisition costs and operating expenses decreased $20.2 million and $11.7 million, respectively, as expenses correlated to the movement of premium decreased with the decline in personal lines gross written premium. General and administrative costs increased $4.4 million as the result of the impairment of goodwill attributable to our personal lines operating segment, partially offset by reduced salary related expenses attributable to an employee retention tax credit refund for taxes previously paid and recognized as an expense by the company, as well as a reduction in headcount in 2022.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $35.8 million for the year ended December 31, 2022, compared to $32.0 million for the year ended December 31, 2021. This increase can be attributed to increased revenues of $38.1 million, driven by a $45.7 million increase in net premiums earned due to higher gross written premiums year-over-year as the Company transitions towards becoming a specialty commercial lines underwriter.

This increase was partially offset by increased expenses of $34.3 million, driven by a $32.4 million increase in loss and LAE incurred due to increased catastrophe losses and a decrease in favorable prior year development year-over-year.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2022 and 2021 were as follows:

	2022	2021
Non-at-Risk	(2.1)%	(2.2)%
Quota Share	(17.0)%	(23.2)%
All Other	(35.6)%	(32.2)%
Total Ceding Ratio	(54.7)%	(57.6)%

Ceded premiums earned related to the Company's quota share reinsurance contracts decreased quarter-over-quarter driven by a decrease in the cession rate for one of the Company's external quota shares and changes to the geographic footprint and exposure covered by the external quota share contracts.

Ceded premiums earned related to the Company's catastrophe program decreased, driven by the need for less coverage for the 2022-2023 treaty year for the reduction in the geographic footprint and exposure, as well as the change from a cascading aggregate structure to an occurrence-based structure for the Company's 2022-2023 program. While premiums decreased quarter-over-quarter, the Company's ceding ratio related to its catastrophe program increased, driven by the Company's decrease in gross premiums earned quarter-over-quarter.

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2022 and 2021 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2022	2021	2022	2021
Non-at-Risk	(3.3)%	(3.1)%	(0.5)%	(0.3)%
Quota Share	(19.4)%	(25.6)%	(13.5)%	(17.4)%
All Other	(35.8)%	(29.0)%	(35.5)%	(39.5)%
Total Ceding Ratio	(58.5)%	(57.7)%	(49.5)%	(57.2)%

Exhibit 99.1

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $964.8 million at December 31, 2021 to $715.7 million at December 31, 2022. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 87.1% of total investments at December 31, 2022, compared to 92.2% at December 31, 2021. The Company's fixed maturity investments had a modified duration of 4.0 years at both December 31, 2022 and December 31, 2021.

At December 31, 2022, the Company's fixed maturity investment holdings decreased by $287.1 million, or 43.3% from December 31, 2021, through the sale of securities in order to satisfy the Company's liquidity requirements during 2022 and due to both realized impairment losses and unrealized losses recognized on the portfolio.

Book Value Analysis

Book value per common share decreased 157.8% from $7.20 at December 31, 2021, to $(4.16) at December 31, 2022. Underlying book value per common share decreased 146.9% from $7.35 at December 31, 2021 to $(3.45) at December 31, 2022. A decrease in the Company's retained earnings as the result of a net loss in 2022 drove the decrease in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company experienced unfavorable capital market conditions for the twelve months ended December 31, 2022.

($ in thousands, except for share and per share data)	December 31, 2022	December 31, 2021

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$(180,183)	$312,406
Denominator:
Total Shares Outstanding	43,280,173	43,370,442
Book Value Per Common Share	$(4.16)	$7.20

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$(180,183)	$312,406
Less: Accumulated other comprehensive loss	(30,947)	(6,531)
Stockholders' Equity, excluding AOCI	$(149,236)	$318,937
Denominator:
Total Shares Outstanding	43,280,173	43,370,442
Underlying Book Value Per Common Share(1)	$(3.45)	$7.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net loss excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core loss) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net loss.

Exhibit 99.1
Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss. The core loss measure should not be considered a substitute for net loss and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core loss for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core loss is an after-tax non-GAAP measure that is calculated by excluding from net loss the effect of non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core loss, core loss per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core loss, core loss per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive loss, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive loss, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive loss, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Exhibit 99.1

Conference Call Details

Date and Time:    March 2, 2023 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1594437&tp_key=d17c7e1d47

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Florida, Louisiana, New York, and Texas. The Company also writes policies in South Carolina and North Carolina, where renewal rights have been sold and all premiums and losses are ceded.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Alexander Baty		Karin Daly
Director of Financial Reporting		Vice President
(727) 895-7737 / abaty@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive Loss
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
REVENUE:
Gross premiums written	$229,239	$268,890	$1,124,063	$1,329,445
Change in gross unearned premiums	67,084	72,996	99,120	78,998
Gross premiums earned	296,323	341,886	1,223,183	1,408,443
Ceded premiums earned	(162,146)	(196,805)	(760,557)	(818,682)
Net premiums earned	134,177	145,081	462,626	589,761
Net investment income	4,124	3,035	14,011	13,772
Net realized investment gains (losses)	(30,226)	(2,349)	(32,082)	3,567
Net unrealized gains (losses) on equity securities	3,285	1,528	(6,585)	3,237
Other revenue	2,115	7,249	17,452	24,190
Total revenues	$113,475	$154,544	$455,422	$634,527
EXPENSES:
Losses and loss adjustment expenses	338,977	85,520	637,647	422,134
Policy acquisition costs	60,285	44,501	154,233	173,574
Operating expenses	8,750	14,124	43,632	56,257
General and administrative expenses	6,427	14,278	63,317	57,212
Interest expense	2,448	2,381	9,613	9,391
Total expenses	416,887	160,804	908,442	718,568
Loss before other income	(303,412)	(6,260)	(453,020)	(84,041)
Other income	8,796	58	10,395	184
Loss before income taxes	(294,616)	(6,202)	(442,625)	(83,857)
Provision (benefit) for income taxes	298	(3,333)	25,485	(23,989)
Net Loss	$(294,914)	$(2,869)	$(468,110)	$(59,868)
Less: Net loss attributable to noncontrolling interests	—	(553)	(111)	(1,949)
Net loss attributable to UIHC	$(294,914)	$(2,316)	$(467,999)	$(57,919)
OTHER COMPREHENSIVE LOSS:
Change in net unrealized gains (losses) on investments	3,632	(7,171)	(56,600)	(18,267)
Reclassification adjustment for net realized investment losses (gains)	30,226	2,349	32,082	(3,567)
Income tax benefit related to items of other comprehensive income loss	—	1,156	49	5,264
Total comprehensive loss	$(261,056)	$(6,535)	$(492,579)	$(76,438)
Less: Comprehensive loss attributable to noncontrolling interests	—	(694)	(164)	(2,295)
Comprehensive loss attributable to UIHC	$(261,056)	$(5,841)	$(492,415)	$(74,143)

Weighted average shares outstanding
Basic	43,101,872	42,973,753	43,052,070	42,948,850
Diluted	43,101,872	42,973,753	43,052,070	42,948,850

Earnings available to UIHC common stockholders per share
Basic	$(6.84)	$(0.05)	$(10.87)	$(1.35)
Diluted	$(6.84)	$(0.05)	$(10.87)	$(1.35)

Dividends declared per share	$—	$0.06	$0.06	$0.24

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2022	December 31, 2021
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$376,463	$663,602
Equity securities	39,020	37,958
Other investments	16,628	18,006
Total investments	$432,111	$719,566
Cash and cash equivalents	229,893	212,024
Restricted cash	53,717	33,254
Accrued investment income	3,062	3,296
Property and equipment, net	19,591	31,561
Premiums receivable, net	86,036	79,166
Reinsurance recoverable on paid and unpaid losses	1,632,293	997,120
Ceded unearned premiums	213,028	430,631
Goodwill	59,476	73,045
Deferred policy acquisition costs	58,933	38,520
Intangible assets, net	12,770	18,375
Other assets	38,442	62,015
Total Assets	$2,839,352	$2,698,573
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,946,938	$1,084,450
Unearned premiums	545,820	644,940
Reinsurance payable on premiums	59,896	248,625
Payments outstanding	215,057	114,524
Accounts payable and accrued expenses	74,503	76,258
Operating lease liability	1,689	1,934
Other liabilities	23,159	39,324
Notes payable, net	152,473	156,561
Total Liabilities	$3,019,535	$2,366,616
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,492,256 and 43,360,429 issued, respectively; 43,280,173 and 43,370,442 outstanding, respectively	4	4
Additional paid-in capital	395,631	394,268
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(30,947)	(6,531)
Retained earnings (deficit)	(544,440)	(74,904)
Total stockholders' equity attributable to UIHC stockholders	$(180,183)	$312,406
Noncontrolling interests	—	19,551
Total Stockholders' Equity	$(180,183)	$331,957
Total Liabilities and Stockholders' Equity	$2,839,352	$2,698,573